EXHIBIT 99.1
DecisionPoint Systems Reports Record First Quarter Revenue of $17.8 Million
Revenue Increases 39% Year-over-Year and 12% Sequentially

FOOTHILL RANCH, CA--(Marketwire – May 15, 2012) - DecisionPoint Systems, Inc. (OTCBB: DPSI), a leading enterprise mobility and RFID systems solutions provider, today reported its financial results for the first quarter ended March 31, 2012.

Highlights of Quarter Ended March 31, 2012

•	Revenue increased to $17.8 million, representing a 39% increase from the quarter ended March 31, 2011 and a 12% increase from the quarter ended December 31, 2011.
•	Gross margin increased to 21.1% from 18.2% for the first quarter of 2011.
•	Adjusted EBITDA1 for the first quarter of 2012 was $0.5 million compared to a negative $(0.9) million for the same quarter in 2011, a $1.4 million improvement.
•	Cash flow from operating activities for the first quarter of 2012 was $3.0 million compared to $2.1 million for the same period in 2011.
•	Operating loss was $(0.1) million compared to $(1.2) million for the same quarter of 2011
•	Net loss attributable to common shareholders was $(459,000), or $(0.06) per share after deducting preferred dividends of $222,000.

First Quarter 2012 Results

Revenue was $17.8 million, compared to $12.8 million for the same period a year ago and $15.9 million for the fourth quarter ended December 31, 2011.  The year-over-year and sequential revenue increases were driven by increased sales of field mobility solutions and continued increases in demand from the retail sector.

Gross profit was $3.8 million, compared to $2.3 million for the same period of 2011 and $3.6 million for the fourth quarter of 2011.  Gross profit margin was 21.1%, compared to 18.2% for the same period a year ago and 22.4% for the fourth quarter of 2011.  The 290 basis point year-over-year increase in the gross margin was primarily due to reduced costs, improved utilization, and the ongoing revenue mix shift towards software and services.  Gross margin declined 130 basis points from the fourth quarter of 2011 due to typical seasonal patterns.

Selling, general and administrative expenses were $3.8 million, compared to $3.5 million for the same period of 2011, and $3.3 million for the fourth quarter of 2011.  The year-over-year and sequential increases were due to costs incurred in pursuing certain acquisition opportunities which totaled approximately $0.4 million during the first quarter of 2012.

Operating loss was $(0.1) million, compared to an operating loss of $(1.1) million for the same period a year ago and operating income of $0.2 million in the fourth quarter of 2011.

1 See schedule attached and description of non-GAAP financial measures: Adjusted EBITDA

Net loss was approximately $(459,000), or $(0.06) per share, compared to a net loss of $(1.65) million, or $(0.38) per share, in the same period a year ago. Net loss was $153,000 the fourth quarter of 2011, or $(0.02) per share.

As of March 31, 2012, the Company had $5.1 million available under its revolving credit facility with Silicon Valley Bank and a cash balance of approximately $0.5 million.  The Company’s term loan, also with Silicon Valley Bank, was paid down to $1.75 million from $2.0 million at December 31, 2011.

"Strong execution and new product introductions led to record revenue and gross margin expansion in the first quarter of 2012," said Nicholas Toms, CEO of DecisionPoint.  "Our field mobility solutions continue to gain traction with our wireless carrier partners and customers.  The pipeline of opportunities in our retail and warehouse and distribution segments continues to expand. Our improving utilization and continuing focus on cost control combined with the ongoing shift in our revenue mix in favor of software and professional services resulted in gross margin gains that we believe are sustainable going forward.”

"Retail solution sales have continued to bounce back as the industry is in the beginning stages of a technology upgrade that will enhance retailers’ own competitiveness,” continued Mr. Toms.  “Our tablet-based assisted shopping solution suite for in-store applications is a revenue generation and productivity tool that continues to gain acceptance with existing and new retail customers.  In field mobility applications our major wireless carrier partners are embracing our Grapevine Push-to-Talk solution for enterprise and small business applications.  In addition we recently introduced a number of packaged solutions to be sold through our carrier partners which have been well received by the market.  These encouraging demand trends reinforce our belief that revenue will grow over 25% in 2012.”

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement.  These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (OTCBB: DPSI) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  We do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes the latest wireless, mobility, and RFID technologies.  For more information on DecisionPoint Systems visit www.decisionpt.com/news.php.

Company Contact:
DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
973-489-1425
ntoms@decisionpt.com

Investor Relations Contact:
LHA
Stephanie Prince/Jody Burfening
212-838-3777
sprince@lhai.com

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash	$492,665	$365,814
Accounts receivable, net	10,502,251	13,916,787
Other receivable	1,493,512	1,476,285
Inventory, net	963,465	705,757
Deferred costs	3,402,251	3,468,583
Prepaid expenses and other current assets	326,081	408,413
Total current assets	17,180,225	20,341,639

Property and equipment, net	99,016	98,934
Other assets, net	239,892	175,329
Deferred costs, net of current portion	1,878,869	1,800,320
Goodwill	5,538,466	5,538,466
Intangible assets, net	2,065,031	2,214,000
Total assets	$27,001,499	$30,168,688

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,299,573	$9,037,715
Accrued expenses and other current liabilities	1,829,616	2,414,288
Line of credit	1,600,000	4,024,141
Current portion of debt	1,000,000	1,000,000
Due to related parties	909,240	871,508
Unearned revenue	5,742,393	6,756,214
Total current liabilities	21,380,822	24,103,866

Long term liabilities
Unearned revenue, net of current portion	2,578,449	2,509,190
Debt, net of current portion and discount	726,555	970,160
Deferred tax liabilities	22,000	18,000
Interest payable	60,000	60,000
Total liabilities	24,767,826	27,661,216

Commitments and contingencies

STOCKHOLDERS' EQUITY
Cumulative convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,816,289 shares issued and outstanding, including cumulative and imputed preferred dividends of $567,033 and $435,563, and
with a liquidation preference of $10,679,465 and $10,652,275, respectively	6,451,099	6,319,629
Common stock, $0.001 par value, 100,000,000 shares authorized,
8,182,791 issued and 8,028,908 outstanding	8,183	8,183
Additional paid-in capital	14,534,596	14,513,918
Treasury stock, 153,883 shares of common stock	(204,664)	(204,664)
Accumulated deficit	(17,689,567)	(17,230,792)
Unearned ESOP shares	(865,974)	(898,802)
Total stockholders’ equity	2,233,673	2,507,472
Total liabilities and stockholders' equity	$27,001,499	$30,168,688

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
	2012	2011

Net sales	$17,810,008	$12,800,958

Cost of sales	14,057,351	10,477,349

Gross profit	3,752,657	2,323,609

Selling, general and administrative expense	3,835,008	3,492,975

Operating loss	(82,351)	(1,169,366)

Other expense:
Interest expense	141,621	295,567
Other (income) expense, net	(29,063)	150,114
Total other expense	112,558	445,681

Loss before income taxes	(194,909)	(1,615,047)

Provision for income taxes	41,813	7,628

Net loss	(236,722)	(1,622,675)

Cumulative and imputed preferred stock dividends	(222,054)	(27,100)

Net loss attributable to common shareholders	$(458,776)	$(1,649,775)

Net loss per share -
Basic and diluted	$(0.06)	$(0.38)

Weighted-average shares outstanding -
Basic and diluted	7,392,441	4,333,848

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA).  The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance.  The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials.  Management believes that these adjusted measures reflect the essential operating activities of the Company.  A reconciliation of non-GAAP financial information appears below:

	Three Months Ended March 31,
EBITDA Calculation -	2012	2011

Net loss	$(236,722)	$(1,622,675)
Depreciation and amortization	159,641	140,417
Interest expense	141,621	295,567
Taxes	41,813	7,628

EBITDA	$106,353	$(1,179,063)

Adjusted EBITDA Calculation -
EBITDA	$106,353	$(1,179,063)

Adjustments:
Employee stock-based compensation	20,678	74,027
ESOP compensation expense	32,828	31,190
Deferred taxes, net	4,000	-
Other	(29,063)	150,114
Acquisition/financing costs	360,000

Adjusted EBITDA	$494,796	$(923,732)